Exhibit 10.1

June 14, 2004

Robert Barton

925 269th Ave SE

Sammamish, WA 98075

Dear Bob:

We are delighted to confirm to you in writing the offer that we previously discussed with you to serve as the acting Chief Executive Officer at drugstore.com* while our Board of Directors conducts a search for a new Chief Executive Officer, effective as of June 14, 2004. You will continue to serve as the Chief Financial Officer of drugstore.com.

While serving as the acting Chief Executive Officer, we will provide you with an annual salary of $267,000 (a $61,000 increase from your salary as CFO), which will be paid in accordance with the Company’s standard payroll policies. In addition, you will be eligible to receive a $150,000 bonus (“Acting CEO Bonus”), which shall be payable upon the first to occur of (a) 90 days after the date the new Chief Executive Officer commences employment, so long as you remain continuously employed by drugstore.com until that date; (b) the date of any involuntary termination of your employment by drugstore.com; or (c) March 31, 2005, so long as you remain continuously employed by drugstore.com until that date. Your other company-provided benefits, including health and welfare benefits, will not change as a result of your service as acting CEO. Your compensation package will be reviewed annually.

Shortly following your acceptance of our offer to serve as the acting Chief Executive Officer, you will be granted an option (the “Option”) to purchase 250,000 shares of drugstore.com common stock (the “Option Shares”). The Option will vest as follows: 62, 500 Option Shares will vest on the date your Acting CEO Bonus becomes payable (“Acting CEO Bonus Payment Date”). The remaining 187,500 Option Shares shall vest in equal installments of 13,393 shares upon your completion of each additional quarter of continuous service with drugstore.com following the Acting CEO Bonus Payment Date (with the final vesting installment in the amount of 13,391 shares) so that the Option will become 100% vested upon the completion of 3.5 years of continuous service following the Acting CEO Bonus Payment Date. In the event that your service is terminated (voluntarily or by drugstore.com) prior to the time that the Option is 100% vested, 50% of all then remaining unvested Option Shares will vest upon your termination of service in exchange for your release of any and all claims against the company; provided however that the release shall not apply to claims arising under that certain Indemnification Agreement between Employee and drugstore.com. The exercise price of the Option Shares will be the fair market value of drugtore.com common stock on the date the option is granted by the compensation committee of the board of directors. You will have the right to exercise the Option for one year following the termination of your continuous service; provided, however, that in any event the Option will terminate 10 years from the date of grant. The Option will be subject to the terms of the Company’s 1998 Stock Option Plan and, except as provided in this offer, the standard form of Nonstatutory Stock Option Agreement between you and drugstore.com.

The terms of the Confidentiality and Inventions Agreement you entered into in 1998 will remain in full force and effect, a copy of which is enclosed with this letter.

Your employment with drugstore.com will remain “at-will.” This means that you may terminate your employment with drugstore.com at any time with or without cause, and with or without notice. Similarly, drugstore.com may terminate your employment at any time, with or without cause, and with or without notice. Your at-will employment status may not be orally altered by any drugstore.com employee or member of the Board of Directors of drugstore.com, and may be altered in writing only pursuant to resolutions adopted by the Board of Directors of drugstore.com.

Congratulations! All of us at drugstore.com are very excited that you’ve agreed to serve as acting Chief Executive Officer during our search for a new CEO. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us at your earliest convenience.

Sincerely,

/s/ Peter Neupert
Peter Neupert
Chairman and Chief Strategy Officer

Agreed and Accepted:	/s/ Bob Barton	Date: 7/14/04
Robert Barton

*	drugstore.com, inc., including all of its affiliates and subsidiaries